Exhibit 5.1

Law Offices

One Logan Square
Suite 2000
Philadelphia, PA
19103-6996

215-988-2700

215-988-2757 fax

www.drinkerbiddle.com

CALIFORNIA

DELAWARE

ILLINOIS

NEW JERSEY

NEW YORK

PENNSYLVANIA

TEXAS

WASHINGTON D.C.

August 29, 2019

Quaker Chemical Corporation

One Quaker Park

901 E. Hector Street

Conshohocken, Pennsylvania 19428

Ladies and Gentlemen:

We have acted as counsel to Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), on or about the date hereof, relating to the offer and sale by certain selling security holders named in the Registration Statement (the “Selling Security Holders”) of up to 55,225 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), which were issued by the Company pursuant to the Share Purchase Agreement, dated April 4, 2017 (the “Purchase Agreement”), among the Company, Global Houghton Ltd., Gulf Houghton Lubricants, Ltd. and certain members of the management of Global Houghton Ltd., and 4,774 shares of which are currently held in escrow to secure certain representations, warranties and covenants in the Purchase Agreement.

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s articles of incorporation, the Company’s by-laws, certain resolutions of the Company’s board of directors, the Purchase Agreement, the Registration Statement, and such other documents and corporate records relating to the Company and the issuance and sale of the Common Stock as we have deemed appropriate. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, that the consideration required from the Selling Security Holders for the issuance of their shares or under the Purchase Agreement has been or will be paid, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the accuracy and completeness of all corporate records and all other information made available to us by the Company.

Based on the foregoing and in reliance thereon, we are of the opinion that the 55,225 shares of the Company’s Common Stock have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the business corporation law of the Commonwealth of Pennsylvania and the federal securities laws of the United States of America.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP

Drinker Biddle & Reath LLP